Exhibit 99.1

Allegheny Technologies Announces Second Quarter Results

PITTSBURGH--(BUSINESS WIRE)--Allegheny Technologies Incorporated (NYSE: ATI):

-- Sales were $1.46 billion
-- Net income was $168.9 million, or $1.66 per share
-- Segment operating profit was $273.1 million, or 18.7% of sales:
    -- High Performance Metals: 29.9% of sales
    -- Flat-Rolled Products: 13.3% of sales
    -- Engineered Products: 9.0% of sales
-- Year-to-date gross cost reductions of $69 million
-- Return on capital employed of 24.3%
-- Return on stockholders' equity of 30.3%
-- Net debt to total capitalization was 8.1%
-- Total debt to total capitalization improved to 17.8%
-- Cash on hand was $310 million

Allegheny Technologies Incorporated (NYSE: ATI) reported net income for the second quarter 2008 of $168.9 million, or $1.66 per share, on sales of $1.46 billion. The second quarter 2008 included a favorable one-time net tax benefit of $11.2 million, or $0.11 per share.

In the second quarter 2007, ATI reported net income of $206.5 million, or $2.00 per share, on sales of $1.47 billion.

For the six months ended June 30, 2008, net income was $310.9 million, or $3.06 per share, on sales of $2.80 billion. For the six months ended June 30, 2007, net income was $404.3 million, or $3.93 per share, on sales of $2.84 billion.

“The second quarter demonstrates our ability to deliver good returns during an uncertain time. ATI is benefiting from our ongoing transformation, and our product, market, and geographic diversification,” said L. Patrick Hassey, Chairman, President and Chief Executive Officer. “Return on capital employed of 24%, return on stockholders’ equity of 30%, and overall operating profit of nearly 19% of sales represent outstanding performance for any industrial company.

“In the first six months of 2008, our strong cash flow supported investments of over $500 million in capital expenditures and managed working capital, dividend payments of over $36 million, and share repurchases of over $88 million. We ended the quarter with $310 million of cash on hand. Gross cost reductions totaled $69 million for the first half 2008 as we remained focused on reducing costs through improving operating efficiencies.

“Our diversified global markets and products provide balance. Direct international sales were 27% of year-to-date sales. Demand from the aerospace and defense market is good. Demand continues to grow from the global infrastructure markets: chemical process industry, oil and gas, and electrical energy. It is no surprise that demand is weak from the U.S. automotive and housing markets.

“Turning to our products, due to a combination of steady demand from aerospace and growing demand from the global industrial markets, total ATI titanium shipments were nearly 24 million pounds for the first half 2008, a 19% increase compared to the same period last year. Our exotic alloys set a record for total sales. Global demand for our grain-oriented electrical steel remains robust. Shipments of nickel-based and specialty sheet and plate were strong to the chemical process industry, oil and gas, electrical energy, and automotive turbocharger markets. Shipments of our stainless sheet and plate products improved in the second quarter in a flat to declining market due to growing demand for our AL 201HP™ lean-nickel alloy and good demand from the chemical process industry and oil and gas markets.

“Our strategic capital projects are progressing. We commissioned our upgraded specialty and titanium plate facility in June. The premium titanium sponge facility in Utah is expected to begin initial production by the end of the first quarter 2009. The titanium and superalloy forging facility in North Carolina is expected to be operational by the third quarter 2009.

“Aerospace and infrastructure continue to drive our results, and we believe these markets are in a period of long-term growth. Our strategy is to deliver earnings stability and growth as we move through this extended cycle.

“Looking forward, we expect the normal third quarter seasonal slowdown. We believe we are well-positioned to continue to achieve good performance in this uncertain U.S. economy due to our product and market diversification and our global reach. At this point, we expect full-year 2008 earnings per share to be in the range of $5.80 to $6.10. This would be the second best year in ATI’s history."

	Three Months Ended		Six Months Ended
	June 30		June 30
	In Millions
	2008	2007	2008	2007

Sales	$1,461.2	$ 1,471.3	$ 2,804.6	$ 2,843.9

Net income	$ 168.9	$ 206.5	$ 310.9	$ 404.3

	Per Diluted Share

Net income	$ 1.66	$ 2.00	$ 3.06	$ 3.93

Second Quarter 2008 Financial Highlights

  Sales were $1.46 billion, 0.7% lower than the second quarter 2007. Direct international sales increased to a quarterly record of $395.4 million and represented 27% of total sales. Compared to the second quarter 2007, sales increased 4% in the Flat-Rolled Products segment, and 12% in the Engineered Products segment but declined 10% in the High Performance Metals segment.
  Segment operating profit was $273.1 million, or 18.7% of sales, compared to $357.2 million, or 24.3% of sales, for the second quarter 2007. Second quarter 2008 results included a LIFO inventory valuation reserve charge of $3.4 million compared to a LIFO inventory valuation reserve charge of $21.7 million for the 2007 period.

  Net income was $168.9 million, or $1.66 per share, compared to $206.5 million, or $2.00 per share, in the second quarter 2007. Results for the second quarter 2008 included a provision for income taxes of $81.2 million, or 32.5% of income before tax, which included a favorable one-time net tax benefit of $11.2 million, or $0.11 per share, primarily associated with a tax refund related to prior years. The second quarter 2007 provision for income taxes was $119.4 million, or 36.6% of income before tax.
  Cash flow from operations for the 2008 first half was $96.3 million as operating earnings more than offset a further investment of $271.3 million in managed working capital.
  Cash on hand was $310.2 million at the end of the second quarter 2008.
  Gross cost reductions, before the effects of inflation, totaled $68.6 million company-wide in the 2008 first half.

High Performance Metals Segment

Market Conditions

  Demand for our titanium alloys, nickel-based superalloys, and specialty alloys was good for jet engine applications. Demand for our airframe titanium alloys was steady. Demand for our exotic alloys was strong from the chemical process industry and is growing from the nuclear energy market.

Second quarter 2008 compared to second quarter 2007

  Sales were $504.5 million, 10% lower than second quarter 2007. Shipments declined 3% for nickel-based and specialty alloys and 1% for titanium and titanium alloys. Shipments for exotic alloys increased 3%. Average selling prices declined 7% for nickel-based and specialty alloys and 17% for titanium and titanium alloys. Average selling prices for exotic alloys increased 26%. The decline in the average selling price for nickel-based and specialty alloys, and for titanium and titanium alloys was primarily due to lower raw material indices due to lower raw material costs and a more competitive pricing environment.
  Segment operating profit was $150.8 million, or 29.9% of sales, a $29.4 million decrease compared to the second quarter 2007. The second quarter 2008 results included a closer matching of raw material costs with raw material indices included in the selling prices due to less volatile raw material cost, primarily nickel and nickel-bearing scrap. The second quarter 2007 benefited from the rapid increase in the cost of nickel during the first half of 2007, which resulted in higher raw material indices compared to costs due to the long manufacturing cycle times of some of our products. The second quarter 2008 benefited from a $14.7 million reduction in the LIFO inventory valuation reserve, primarily due to lower titanium scrap costs, increased shipments and selling prices for zirconium products, and the benefits of gross cost reductions. The second quarter 2007 had a LIFO inventory valuation reserve charge of $1.6 million.
  Results benefited from $17.1 million of gross cost reductions, bringing first half 2008 gross cost reductions in this segment to $31.4 million.

Flat-Rolled Products Segment

Market Conditions

  Demand was strong for our industrial titanium sheet, grain-oriented electrical steel, and nickel-based and specialty alloy products from the chemical process industry, oil and gas, and electrical energy markets. Shipments of our standard stainless products improved due to better inventory balance at our U.S. service center customers, good demand from the chemical process industry, oil and gas, and electrical energy markets, and improved international shipments.

Second quarter 2008 compared to second quarter 2007

  Sales were $834.1 million, 4% higher than the second quarter 2007, due primarily to increased shipments, including higher foreign sales, partially offset by lower raw material surcharges. Direct international sales increased $38.9 million to 26.5% of total 2008 segment sales. Shipments of standard stainless products increased 20% while total high-value products shipments increased 10%. Within high-value products, shipments of industrial titanium sheet and grain-oriented electrical steel improved, significantly exceeding year-ago levels, offsetting lower shipments of a specialty alloy for a large project last year. Average transaction prices for all products were 10% lower, primarily due to lower raw material surcharges, product mix, and more competitive prices for standard stainless sheet and plate.
  Segment operating profit was $111.3 million, or 13.3% of sales, a decrease of $55 million compared to the second quarter 2007 primarily as a result of lower average base selling prices for standard stainless products and the timing difference between raw material surcharges and costs. The second quarter 2008 results included a closer matching of raw material costs with raw material surcharges included in the selling prices due to less volatile raw material cost, primarily nickel and nickel-bearing scrap. The second quarter 2007 benefited from the rapid increase in the cost of nickel during the first half of 2007, which resulted in higher raw material surcharges compared to costs due to the long manufacturing cycle times of some of our products. The negative impacts described above were partially offset by increased shipments and higher selling prices for our grain-oriented electrical steel, increased shipments of our flat-rolled titanium products, increased shipments of standard grade sheet products, and the benefits of gross cost reductions. Raw material cost inflation, primarily chromium, molybdenum oxide, and iron scrap, resulted in a LIFO inventory valuation reserve charge of $16.4 million in the second quarter 2008. The second quarter 2007 included a LIFO inventory valuation charge of $20.2 million.
  Results benefited from $17.0 million in gross cost reductions, bringing first half 2008 gross cost reductions in this segment to $33.2 million.

Engineered Products Segment

Market Conditions

  Demand for our tungsten and tungsten carbide products improved from the aerospace and defense, electrical energy, and mining markets. Demand was stable for our forged products from the construction and mining, and oil and gas markets. Demand for our cast products was strong from the electrical energy market, particularly for wind and gas turbine components. Demand from the aerospace market remained very strong for our titanium precision metal processing conversion services.

Second quarter 2008 compared to second quarter 2007

  Sales were $122.6 million, 12% higher than the second quarter 2007.
  Segment operating profit was essentially flat at $11.0 million, or 9.0% of sales, compared to $10.7 million, or 9.8% of sales, for the comparable 2007 period. The increase in operating profit due to the higher sales level was offset by start-up expenses with our Alpena, MI casting operation, and the negative impact of higher raw material costs which resulted in a LIFO inventory valuation reserve charge of $1.7 million. The second quarter 2007 included a LIFO inventory valuation reserve benefit of $0.1 million.
  Results benefited from $2.2 million of gross cost reductions, bringing first half 2008 gross cost reductions in this segment to $4.0 million.

Retirement Benefit Expense

  Retirement benefit expense decreased to $3.3 million in the second quarter 2008, compared to $7.5 million in the second quarter 2007, primarily as a result of higher than expected returns on plan assets in 2007 and the positive benefits of the voluntary pension contribution over the last several years.
  For the second quarter 2008, retirement benefit expense included in cost of sales was $2.1 million and in selling and administrative expenses was $1.2 million. For the second quarter 2007, the amount of retirement benefit expense included in cost of sales was $5.1 million, and the amount included in selling and administrative expenses was $2.4 million.

Other Expenses

  Corporate expenses for the second quarter 2008 were $15.4 million, compared to $17.4 million in the year-ago period. This decrease was primarily due to lower expenses associated with annual and long-term performance-based cash incentive compensation programs.
  Second quarter 2008 interest expense, net of interest income, decreased to $1.3 million from $2.6 million in the year-ago period primarily due to capitalization of interest costs on strategic capital projects.

Income Taxes

Results for the second quarter 2008 included a provision for income taxes of $81.2 million, or 32.5% of income before tax, for U.S. Federal, foreign and state income taxes. The second quarter 2007 included a provision of $119.4 million, or 36.6% of income before tax. The second quarter 2008 tax provision included a favorable one-time net tax benefit of $11.2 million, primarily associated with a tax refund related to prior years.

Cash Flow, Working Capital and Debt

  Cash on hand was $310.2 million at the end of the second quarter 2008.

  Cash flow from operations during the 2008 first half was $96.3 million as operating earnings were partially offset by a further investment of $271.3 million in managed working capital, primarily as a result of higher operating volumes in our Flat-Rolled Products segment.
  The investment in managed working capital resulted from a $85.3 million increase in accounts receivable, which reflects the timing of sales in the second quarter 2008 compared to the fourth quarter 2007, and a $249.7 million increase in inventory mostly as a result of increased business activity plus a planned inventory build to support third quarter 2008 planned equipment maintenance outages in the Flat-Rolled Products segment, partially offset by a $63.7 million increase in accounts payable.
  At June 30, 2008, managed working capital was 31.8% of annualized sales, compared to 32.2% of annualized sales at year-end 2007. We define managed working capital as accounts receivable plus gross inventories less accounts payable.
  Cash used in investing activities was $255.6 million in the 2008 first half and consisted primarily of capital expenditures.
  Cash used in financing activities was $153.8 million in the 2008 first half primarily due to the repurchase of 1,312,200 shares of the Company’s common stock at a cost of $88.4 million, dividend payments of $36.4 million, $24.7 million for taxes on share-based compensation, and a reduction in borrowings of $5.4 million. These items were partially offset by $1.1 million of proceeds received from the exercise of stock options. The Company has repurchased 1,987,000 shares of stock for $149.6 million since the share repurchase program was initiated in November 2007.
  Net debt as a percentage of total capitalization was 8.1% at the end of the second quarter 2008, compared to a negative 4.5% at the end of 2007 as cash on hand exceeded total debt at the end of the year. Total debt to total capital improved to 17.8% at June 30, 2008, compared to 19.2% at the end of 2007.
  There were no borrowings outstanding under ATI’s $400 million unsecured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

Allegheny Technologies will conduct a conference call with investors and analysts on July 23, 2008, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on “Conference Call”. In addition, the conference call will be available through the CCBN website, located at www.ccbn.com.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, construction and mining, automotive, electrical energy, chemical process industry, oil and gas, medical and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2007, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $5.5 billion during 2007. ATI has approximately 9,700 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007

Sales	$ 1,461.2	$1,471.3	$ 2,804.6	$2,843.9
Costs and expenses:
Cost of sales	1,128.9	1,069.8	2,181.7	2,055.9
Selling and administrative expenses	79.2	72.7	149.4	150.8
Income before interest, other income (expense) and income taxes	253.1	328.8	473.5	637.2
Interest income (expense), net	(1.3)	(2.6)	(1.1)	(6.9)
Other income (expense), net	(1.7)	(0.3)	(2.4)	0.2
Income before income tax provision	250.1	325.9	470.0	630.5
Income tax provision	81.2	119.4	159.1	226.2

Net income	$ 168.9	$ 206.5	$ 310.9	$ 404.3

Basic net income per common share	$ 1.68	$ 2.03	$ 3.09	$ 3.98

Diluted net income per common share	$ 1.66	$ 2.00	$ 3.06	$ 3.93

Weighted average common shares outstanding -- basic (millions)	100.7	101.8	100.7	101.6

Weighted average common shares outstanding -- diluted (millions)	101.5	103.1	101.5	102.9

Actual common shares outstanding -- end of period (millions)	100.7	102.2	100.7	102.2

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007
Sales:
High Performance Metals	$ 504.5	$ 557.7	$ 985.5	$ 1,035.1
Flat-Rolled Products	834.1	804.6	1,581.0	1,588.3
Engineered Products	122.6	109.0	238.1	220.5

Total External Sales	$ 1,461.2	$ 1,471.3	$ 2,804.6	$ 2,843.9

Operating Profit:

High Performance Metals	$ 150.8	$ 180.2	$ 282.2	$ 347.7
% of Sales	29.9%	32.3%	28.6%	33.6%

Flat-Rolled Products	111.3	166.3	212.5	326.5
% of Sales	13.3%	20.7%	13.4%	20.6%

Engineered Products	11.0	10.7	16.7	23.3
% of Sales	9.0%	9.8%	7.0%	10.6%

Operating Profit	273.1	357.2	511.4	697.5
% of Sales	18.7%	24.3%	18.2%	24.5%

Corporate expenses	(15.4)	(17.4)	(33.1)	(38.4)

Interest income (expense), net	(1.3)	(2.6)	(1.1)	(6.9)

Other expense, net of gains on asset sales	(3.0)	(3.8)	(3.9)	(6.6)

Retirement benefit expense	(3.3)	(7.5)	(3.3)	(15.1)

Income before income taxes
	$ 250.1	$ 325.9	$ 470.0	$ 630.5

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

	June 30,	December 31,
	2008	2007
ASSETS

Current Assets:
Cash and cash equivalents	$ 310.2	$ 623.3
Accounts receivable, net of allowances for doubtful accounts of $6.4 and $6.3 at June 30, 2008 and December 31, 2007, respectively	738.3	652.2
Inventories, net	1,171.2	916.1
Deferred income taxes	-	18.8
Prepaid expenses and other current assets	48.3	38.3
Total Current Assets	2,268.0	2,248.7

Property, plant and equipment, net	1,446.9	1,239.5
Prepaid pension asset	255.6	230.3
Cost in excess of net assets acquired	209.7	209.8
Deferred income taxes	36.8	42.1
Other assets	149.8	125.2

Total Assets	$ 4,366.8	$ 4,095.6

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$ 451.2	$ 388.4
Accrued liabilities	286.8	277.3
Accrued income taxes	14.3	17.4
Deferred income taxes	16.8	-
Short term debt and current portion of long-term debt	21.7	20.9
Total Current Liabilities	790.8	704.0

Long-term debt	502.3	507.3
Retirement benefits	464.9	469.6
Other long-term liabilities	181.7	191.2
Total Liabilities	1,939.7	1,872.1

Total Stockholders' Equity	2,427.1	2,223.5

Total Liabilities and Stockholders' Equity	$ 4,366.8	$ 4,095.6

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited - Dollars in millions)
	Six Months Ended
	June 30
	2008	2007

Operating Activities:

Net income	$ 310.9	$ 404.3

Depreciation and amortization	56.5	48.6
Deferred taxes	26.9	9.2
Change in managed working capital	(271.3)	(318.7)
Accrued liabilities and other	(26.7)	93.4
Cash provided by operating activities	96.3	236.8
Investing Activities:
Purchases of property, plant and equipment	(255.4)	(151.5)
Asset disposals and other	(0.2)	4.2
Cash used in investing activities	(255.6)	(147.3)
Financing Activities:
Net decrease in debt	(5.4)	(13.0)
Purchase of treasury stock	(88.4)	-
Dividends paid	(36.4)	(26.5)
Taxes on share-based compensation	(24.7)	(27.7)
Exercises of stock options	1.1	5.0
Cash used in financing activities	(153.8)	(62.2)
Increase (decrease) in cash and cash equivalents	(313.1)	27.3
Cash and cash equivalents at beginning of period	623.3	502.3
Cash and cash equivalents at end of period	$ 310.2	$ 529.6

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
Volume:	2008	2007	2008	2007
High Performance Metals (000's lbs.)
Titanium mill products	7,707	7,809	16,477	14,877
Nickel-based and specialty alloys	11,493	11,837	21,030	22,189
Exotic alloys	1,465	1,426	2,829	2,411

Flat-Rolled Products (000's lbs.)
High value	132,999	120,869	252,791	248,677
Standard	179,864	149,437	350,484	311,117
Flat-Rolled Products total	312,863	270,306	603,275	559,794

Average Prices:
High Performance Metals (per lb.)
Titanium mill products	$ 26.34	$ 31.75	$ 25.92	$ 32.29
Nickel-based and specialty alloys	$ 18.30	$ 19.75	$ 18.42	$ 18.89
Exotic alloys	$ 48.64	$ 38.66	$ 46.70	$ 40.65

Flat-Rolled Products (per lb.)
High value	$ 3.21	$ 3.34	$ 3.21	$ 3.28
Standard	$ 2.22	$ 2.63	$ 2.15	$ 2.46
Flat-Rolled Products combined average	$ 2.64	$ 2.95	$ 2.59	$ 2.82

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

	June 30,	December 31,
	2008	2007

Accounts receivable	$ 738.3	$ 652.2
Inventory	1,171.2	916.1
Accounts payable	(451.2)	(388.4)
Subtotal	1,458.3	1,179.9

Allowance for doubtful accounts	6.4	6.3
LIFO reserve	379.3	374.6
Corporate and other	53.8	65.7
Managed working capital	$ 1,897.8	$ 1,626.5

Annualized prior 2 months sales
	$ 5,962.1	$ 5,058.5

Managed working capital as a % of annualized sales
	31.8%	32.2%

June 30, 2008 change in managed working capital
	$ 271.3

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited - Dollars in millions)

	June 30,	December 31,
	2008	2007

Total debt	$ 524.0	$ 528.2
Less: Cash	(310.2)	(623.3)
Net debt (cash)	$ 213.8	$ (95.1)

Net debt (cash)	$ 213.8	$ (95.1)
Stockholders' equity	2,427.1	2,223.5
Net capital	$ 2,640.9	$ 2,128.4

Net debt to capital	8.1%	-4.5%

Total debt	$ 524.0	$ 528.2
Stockholders' equity	2,427.1	2,223.5
Total capital	$ 2,951.1	$ 2,751.7

Total debt to total capital	17.8%	19.2%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of the Company, and total debt to total capitalization, which excludes cash balances.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Financial Returns
(Unaudited - Dollars in millions)
	For the 12 month period ending
	June 30,	December 31,
	2008	2007
Return on Capital Employed:
Net income	$ 653.7	$ 747.1
Add: Net interest (income) expense, net of tax	(0.7)	3.1
Net income before interest (income) expense	$ 653.0	$ 750.2

Stockholders' equity, end of period	$ 2,427.1	$ 2,223.5
Total debt, end of period	524.0	528.2
Capital employed, end of period	$ 2,951.1	$ 2,751.7

Stockholders' equity, beginning of period	$ 1,881.8	$ 1,502.9
Total debt, beginning of period	540.7	553.6
Capital employed, beginning of period	$ 2,422.5	$ 2,056.5

Average capital employed	$ 2,686.8	$ 2,404.1

Return on capital employed	24.3%	31.2%

Return on Stockholders' Equity:
Net income	$ 653.7	$ 747.1

Stockholders' equity, end of period	$ 2,427.1	$ 2,223.5
Stockholders' equity, beginning of period	1,881.8	1,502.9
Average stockholders' equity	$ 2,154.5	$ 1,863.2

Return on stockholders' equity	30.3%	40.1%

In managing the financial performance of the Company, some of the measures that we focus on are return on capital employed, which is net income excluding financing costs compared to the average of the total invested and borrowed capital of the Company, and return on stockholders' equity, which measures net income compared to the average invested capital of the Company. We measure these returns using trailing twelve month periods.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004